                                                           OMB APPROVAL
                                                  OMB Number:         3235-0145
                                                  Expires:    November 30, 1999
                                                  Estimated average burden
                                                  hours per response......14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                                BIONUTRICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   090946 10 4
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /    Rule 13d-1(b)

     / /    Rule 13d-1(c)

     /X/    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 090946 10 4                 13G                     Page 2 of 7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     R.H. LANE LIMITED PARTNERSHIP
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  / /
                                                                 (b)  / /

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     ARIZONA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    3,268,185
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    3,268,185
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,268,185

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.92%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________

CUSIP No. 090946 10 4                 13G                     Page 3 of 7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RONALD H. LANE
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  / /
                                                                 (b)  / /

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    799,978
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    3,268,185
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    799,978
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    3,268,185
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,068,163

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     17.32%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________

CUSIP NO. 090946 10 4              13G           Page 4 of 7 Pages

ITEM 1.

       (a)   Name of Issuer:  Bionutrics, Inc.

       (b)   Address of Issuer's Principal Executive Offices:
                      2425 East Camelback Road, Suite 650
                      Phoenix, Arizona  85016

ITEM 2.

       (a)   Name of Person Filing:  R.H. Lane Limited Partnership and
             Ronald H. Lane

       (b)   Address of Principal Business Office or, if none, Residence:
                      2425 East Camelback Road, Suite 650
                      Phoenix, Arizona  85016

       (c)   Citizenship or Place of Organization:
                  R.H. Lane Limited Partnership: Arizona
                        Ronald H. Lane:  United States


       (d)   Title of Class of Securities:  Common Stock

       (e)   CUSIP Number:  090946 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (a)  / /   Broker or dealer registered under Section 15 of the Act.
       (b)  / /   Bank as defined in Section 3(a)(6) of the Act.
       (c)  / /   Insurance company as defined in Section 3(a)(19) of the Act.
       (d)  / /   Investment company registered under Section 8 of the
                  Investment Company Act.
       (e)  / /   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E);
       (f)  / /   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
       (g)  / /   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
       (h)  / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
       (i)  / /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

CUSIP No. 090946 10 4                 13G                     Page 5 of 7 Pages

       (j)  / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount Beneficially Owned:  4,068,163*

       (b)   Percent of Class:  17.32%

       (c)   Number of shares as to which the person has:

             (i)    Sole power to vote or to direct the vote:  799,978

             (ii)   Shared power to vote or to direct the vote:  3,268,185

             (iii)  Sole power to dispose or to direct the disposition of:
                    799,978

             (iv)   Shared power to dispose or to direct the disposition of:
                    3,268,185

       * Includes 764,000 shares issuable upon exercise of options held by Mr. Lane. Ronald H. Lane disclaims beneficial ownership of all shares held by the R.H. Lane Limited Partnership except to the extent that his individual interest in such shares arises from his interest in such entity.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Limited and general partners of the R.H. Lane Limited Partnership have the right to receive dividends and sale proceeds from the shares. The only limited partner who has a right to receive dividends and proceeds from shares held by the partnership that represent more than 5% of the shares outstanding is Sandy Lane, the wife of Ronald H. Lane. The only general partner with a more than 5% interest is Ronald H. Lane.

CUSIP No. 090946 10 4                 13G                     Page 6 of 7 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10. CERTIFICATION

                  Not Applicable.

CUSIP No. 090946 10 4                 13G                     Page 7 of 7 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   2/14/01
                                       -----------------------------------------
                                                    Date


                                             /s/ Ronald H. Lane
                                       -----------------------------------------
                                                  Signature



                                       Ronald H. Lane, General Partner
                                       -----------------------------------------
                                                 Name/Title


                                                   2/14/01
                                       -----------------------------------------
                                                    Date



                                             /s/ Ronald H. Lane
                                       -----------------------------------------
                                                  Signature



                                               Ronald H. Lane
                                       -----------------------------------------
                                                 Name/Title


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).